EXHIBIT 4

                                  IMATRON INC.
                             1993 STOCK OPTION PLAN
                        AS AMENDED THROUGH JUNE 18, 1999

                                       DATE OF BOARD APPROVAL: FEBRUARY 24, 1993
                                     DATE OF SHAREHOLDER APPROVAL: JUNE 23, 1993
                         FIRST AMENDMENT APPROVED BY THE BOARD: FEBRUARY 9, 1995
                            AMENDMENT APPROVED BY THE SHAREHOLDERS: JUNE 2, 1995
                          SECOND AMENDMENT APPROVED BY THE BOARD: MARCH 26, 1999
                           AMENDMENT APPROVED BY THE SHAREHOLDERS: JUNE 18, 1999

     1.   Purpose and Scope

     The purposes of this Plan are to induce persons of outstanding ability and potential to join and remain with Imatron Inc. (the "Company"), to provide an incentive for such employees as well as for non-employee consultants to expand and improve the profits and prosperity of the Company by enabling such persons to acquire proprietary interests in the Company, and to attract and retain key personnel through the grant of Options to purchase shares of the Company's common stock. As used herein, the term "Option" includes both Incentive Stock Options and Nonqualified Stock Options.

     2.   Definitions

         Each term set forth in this Section 2 shall have the meaning set forth opposite such term for purposes of this Plan unless the context otherwise requires, and for the purposes of such definitions, the singular shall include the plural and the plural shall include the singular:

          a. "Affiliate" shall mean any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f) respectively of the Internal Revenue Code of 1986, as amended.

          b.   "Board" shall mean the Board of Directors of the Company.

          c. "Committee" shall mean the Stock Option Plan Committee appointed by the Board, which shall be comprised of at least three members of the Board, each of whom shall be a "disinterested person" as defined in Rule 16b-3(d)(3) promulgated under the 1934 Act, as amended.

          d.   "Company" shall mean Imatron Inc., a New Jersey corporation.

          e.   "Code" shall mean the Internal Revenue Code of 1986, as amended.

          f. "Fair Market Value" for a share of Stock means the price that the Committee acting in good faith determines, through any reasonable valuation method (including but not limited to reference to prices existing in any established market in which the Stock is traded), to be the price at which a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

          g. "Option" shall mean a right to purchase Stock granted pursuant to the Plan.


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          h.   "Option Price" shall mean the purchase price for Stock under an
Option, as determined in Sections 7 and 8 below.

          i. "Participant" shall mean an employee or non-employee consultant to the Company to whom an Option is granted under the Plan.

          j.   "Plan" shall mean this Imatron Inc. 1993 Stock Option Plan.

          k.   "Stock" shall mean the no par value common stock of the Company.

          l.   "1934 Act" means the Securities Exchange Act of 1934, as amended.

     3.   Administration

     The Plan shall be administered by the Committee. Two members of the Committee shall constitute a quorum for the transaction of business. The Committee shall have full authority In its discretion, subject to and not inconsistent with the express provisions of the Plan, to grant Options, to determine the Option Price and term of each Option, the persons to whom, and the time or times at which, Options shall be granted and the number of shares of Stock to be covered by each Option; to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the option agreements (which need not be identical) entered into connection with the grant of Options under the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ attorneys, consultants, accountants, or other persons, and the Committee shall be entitled to rely upon the advice, opinions, or valuations of such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan; and all members of the Committee shall be fully protected by the Company in respect of any such action, determination, or interpretation.

     4.   Shares Subject to the Plan

     Subject to adjustment under the provisions of Section 14 of the Plan, the maximum number of shares of Stock that may be optioned or sold under the Plan is
11.5 million Such shares may be authorized but unissued shares of Stock of the Company, or issued shares of Stock reacquired by the Company, or shares purchased in the open market expressly for use under the Plan If for any reason any shares of Stock as to which an Option has been granted cease to be subject to purchase thereunder, then (unless the Plan shall have been terminated) such shares shall become available for subsequent awards under this Plan in the discretion of the Committee. The Company shall, at all times while the Plan is in force, reserve such number of common shares as will be sufficient to satisfy the requirements of all outstanding Options granted under the Plan.

     5.   Eligibility; Factors to be Considered in Granting Options

          a. Options may be granted to (i) any regular full-time employee (including officers and directors) of either the Company or any affiliate of the Company and (ii) any non-employee consultant of the Company.


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          b.   In determining to whom options shall be granted and the number of shares of Stock to be covered by each Option, the Committee shall take into account the, nature of the participants duties, their present and potential contributions to the success of the Company, and such other factors as it shall deem relevant in connection with accomplishing the purposes of the Plan. The Committee shall also determine the time(s) of grant, the type and term of Option granted, and the time(s) of exercise, in whole or part. A Participant who has been granted an Option under the Plan may be granted new Options, which may be in addition to prior Options granted under the Plan or may be in exchange for the surrender and cancellation of prior Options having a higher or lower option price and containing such other terms as the Committee may deem appropriate.

     6.   Terms and Conditions of Options

     Options granted pursuant to the Plan shall be authorized by the Committee and shall be evidenced by agreements ("Option Agreements") in such form as the Committee from time to time shall approve. Such Option Agreements shall comply with and be subject to the following general terms and conditions, and shall also comply with and be subject to the provisions of Section 7 relating to Incentive Stock Options or Section 8 relating to Nonqualified Stock Options, as applicable, as well as such other terms and conditions as set forth in this Plan and as the Committee may deem desirable, not inconsistent with the Plan.

          a. EMPLOYMENT AGREEMENT. The Committee may, in its discretion, include in any Option granted under the Plan a condition that the Participant shall agree to remain in the employ of, and/or to render services to, the Company for a period of time (specified in the Option Agreement) following the date the Option is granted. No such Option Agreement shall impose upon the Company any obligation to employ and/or retain the Participant for any period of time.

          b. MANNER OF EXERCISE. A Participant may exercise an Option by giving written notice of such exercise to the Company at its principal office, attention to the Secretary, and paying the, Option Price either (i) in cash in full at the time of exercise, or (ii) in the discretion of the Committee:

               i)   by delivery of other common stock of the Company,

               ii) by an approved deferred payment schedule or other arrangement, which arrangement shall be contained in writing in the Option Agreement, in which event an interest rate will be stated which is not less than the rate then specified which will prevent any imputation of higher interest under Section 483 of the Code, or

               iii) in any other form of legal consideration acceptable to the Committee at the time of grant or exercise.

          c. TIME OF EXERCISE. Promptly after the exercise of an Option and the payment of the Option price, either in full or pursuant to the approved payment schedule, the Participant shall be entitled to the issuance of a stock certificate evidencing ownership of the appropriate number of shares of Stock. A Participant shall have none of the rights of a shareholder until shares are issued to him/her, and no adjustment will be made for dividends or other rights for which the record date has occurred prior to the date such stock certificate is issued.

          d. NUMBER OF SHARES. Each Option shall state the total number of shares of Stock to which it pertains.


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          e.   OPTION PERIOD AND LIMITATIONS ON EXERCISE. The Committee may, in
its discretion, provide that an Option may not be exercised in whole or part for any period(s) of time specified in the Option Agreement, except that the right to exercise must be at the rate of at least 20% per year over five years from the date the Option is granted. Unless otherwise approved by the Committee and set forth in the Option Agreement, each Option granted under the Plan may be exercised for 20% on the first anniversary of the grant, and an additional 20% for the next four anniversaries. No Option may be exercised after the expiration of ten years from the Grant Date. No Option may be exercised as to less than one hundred (100) shares at any one time, or the remaining shares covered by the Option if less than one hundred (100).

     7.   Incentive Stock Options

     The Committee may grant Incentive Stock Options ("ISOs") which meet the requirements of Section 422 of the Code, as amended from time to time.

          a. ISOs may be granted only to employees of the Company or its affiliates.

          b. Each ISO granted under the Plan must be granted within 10 years from the date the Plan is adopted or is approved by the shareholders of the Company, whichever is earlier.

          c. The purchase price shall not be less than the fair market value of the common shares at the time of grant, except that the purchase price shall be 110% of the fair market value in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its affiliates at the time of grant.

          d. No ISO granted under the Plan shall be exercisable more than 10 years from the date of grant,, except that in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its affiliates at the time of grant, no ISO shall be exercisable more than five years from the date of grant.

          e. To the extent that the aggregate fair market value of stock (determined at the time of grant) with respect to which ISOs are exercisable for the first time by any individual during any calendar year under all plans of the Company and its subsidiaries exceeds $100,000, such options shall be treated as nonqualified stock options, but only to the extent of such excess. Should it be determined that an entire option or any portion thereof does not qualify for treatment as an ISO by reason of exceeding such maximum, or for any other reason, such option or portion shall be considered a nonqualified stock option.

     8.   Nonqualified Stock Options.

     The Committee may grant Nonqualified Stock Options ("NSOs") under the Plan in addition to or in lieu of Incentive Stock Options. NSOs are not intended to meet the requirements of Section 422 of the Code, and shall be subject to the following terms and conditions:

          a.   NSOs may be granted to any eligible Participant.

          b. The purchase price of the shares shall be determined by the Committee in its absolute discretion, but in no event shall such purchase price be less than 85% of the fair market value of the shares at the time of grant. In the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its affiliates at the time of grant, the price shall be 110% of the fair market value.


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          c.   NSOs shall not be exercisable more than ten years from the date of grant.

     9.   Transferability

     Options granted under this Plan shall not be transferable other than by will or by the laws of descent and distribution, and during a Participant's life shall be exercisable only by such Participant. Options granted under this Plan shall not be subject to execution, attachment or other process.

     10.  Termination of Employment

     Options held by employees, including directors, shall terminate three months after termination of employment with the Company or affiliate, unless:

     a. If termination is due to employee's permanent and total disability within the meaning of Section 22(e)(3) of the Code, the Option may be exercised at any time within one year following termination.

     b. The Option Agreement by its terms specifies that it shall terminate sooner or later than three months. If the Option may be exercised later than three months following termination, any portion exercised beyond three months shall be a nonqualified stock option. This paragraph shall not be construed to extend the term of any Option nor to permit anyone to exercise the Option after expiration of its term.

     c. Options granted under this Plan shall not be affected by any change of duties or position of the Participant so long as Participant continues to be a regular, full-time employee of the Company. Any Option, or any rules and regulations relating to the Plan, may contain such provisions as the Committee shall approve with reference to the determination of the date employment terminates. Nothing in the Plan or in any Option granted pursuant to the Plan shall confer upon any Participant any right to continue in the employ of the Company or shall interfere in any way with the right of the Company to terminate such employment at its will at anytime.

     11.  Rights in the Event of Death

     If an employee dies while employed by the Company or within three months of termination of such employment, the Option may be exercised within 18 months of the employee's death by the executors, administrators, legatee or heirs of the estate.

     12.  Leaves of Absence

     For purposes of the Plan, an employee on approved leave of absence from the Company shall be considered as currently employed for 90 days following beginning the leave or for so long as his/her right to reemployment is guaranteed by statute or contract, whichever is longer.

     13.  No Obligations to Exercise

     The granting of an Option imposes no obligation upon the Participant to exercise such Option.

     14.  Effect of Change in Stock Subject to Plan

          a. In the event that outstanding common shares are hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares,


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stock dividends and the like, the Committee shall make adjustments as it deems appropriate in the aggregate number of shares available under the Plan and the number and price subject to outstanding options. Any adjustments shall apply proportionately and only to the unexercised portion of options granted.

          b. In the event the Company dissolves or liquidates and another entity succeeds to its assets, or in the event of a merger or consolidation in which the Company is not the surviving entity, or in the event of a reverse merger in which the Company survives but its common stock immediately preceding the merger is converted into other property by virtue of the merger, then the options shall accelerate and become exercisable immediately prior to such dissolution or liquidation or merger or consolidation unless the surviving entity assumes the outstanding Options or substitutes similar Options for those outstanding.

     15.  Agreement and Representation of Employees

          a. ACQUIRING STOCK FOR INVESTMENT PURPOSES. As a condition to the exercise of any Option, the Company may require the person exercising such Option to represent and warrant at the time of such exercise that any shares of Stock acquired at exercise are being acquired only for investment and without any present intention to sell or distribute such shares if, in the opinion of Company's counsel, such representation is required or desirable under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

          b. WITHHOLDING. With respect to the exercise of any Option granted under this Plan, each Participant shall fully and completely consent to whatever action the Committee directs to satisfy the federal and state tax withholding requirements, if any, which the Committee in its discretion deems applicable to such exercise.

          c. DELIVERY. The Company is not obligated to deliver any common shares until there has been qualification under or compliance with all state or federal laws, rules and regulations deemed appropriate by the Company. The Company will use all reasonable efforts to obtain such qualification and compliance.

     16.  Amendment and Termination of Plan

     The Board, by resolution, may terminate, amend, or revise the Plan with respect to any shares as to which Options have not been granted; Provided however, that any amendment that would: (a) increase the aggregate number of shares of common stock that may be issued under the Plan, (b) materially increase the benefits accruing to Participants, or (c) materially modify the requirements as to eligibility for participation in the Plan, shall be subject to shareholder approval within 12 months before or after adoption. It is expressly contemplated that the Board may amend the Plan in any respect necessary to provide employees with the maximum benefits available under and/or to satisfy the requirements of or amendments to Section 422 of the Code and/or Rule 16b-3 of the 1934 Act.

     No termination, modification or amendment of the Plan may however, alter or impair the rights conferred by an Option previously granted without the consent of the individual to whom the Option was previously granted.

     Unless sooner terminated, the Plan shall remain in effect for a period of ten years from the date of the Plan's adoption by the Board. Termination of the Plan shall not affect any Option previously granted.


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     17.  Use of Proceeds

     The proceeds from the sale of shares pursuant to Options granted under the Plan shall constitute general funds of the Company.

     18.  Effective Date of Plan

     The Effective Date of this Plan is February 24, 1993, the date it was adopted by the Board, provided the shareholders of the Company approve this Plan within twelve (12) months after such effective date. Any Options granted under this Plan prior to the date of shareholder approval shall be deemed to be granted subject to such approval. Should shareholder approval not be obtained within twelve (12) months, any Options granted pursuant to the Plan shall be null and void.

     19.  Indemnification of Committee

     In addition to such other rights of indemnification as they may have and subject to limitations of applicable law, the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any rights granted thereunder and against all amounts paid to them in settlement thereof or paid by them in satisfaction of a judgment of any such action, suit or proceeding, the Committee member or members shall notify the Company in writing, giving the Company an opportunity at its own cost to defend the same before such Committee member or members undertake to defend the same on their own behalf.

     20.  Governing Law

     The Plan shall be governed by, and all questions arising hereunder, shall be determined in accordance with the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.


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